EMPLOYMENT AGREEMENT

This Employment Agreement (“Agreement”) is made and entered into as of June 20, 2006 by and between VirTra Systems, Inc., a Texas corporation (“VirTra”), and Mr. Perry Dalby (“Employee”), with respect to the following facts:

A.

Chrysalis (d/b/a Altatron EMS) performs contract manufacturing services (pcb and boxbuild) in the electronics industry.

B.

VirTra Systems, Inc. develops and constructs situational awareness firearms training simulators.

C.

VirTra has entered into a certain Agreement of Merger dated January 2006 with Chrysalis, a Texas corporation (“Chrysalis”) whereby Chrysalis intends to merge with and into VirTra Systems (the “Merger”).

D.

VirTra desires to retain employee as the Chief Executive Officer of VirTra and then upon consummation of the Merger to appoint Employee as the combined surviving public entity’s Chief Executive Officer.  For purposes of this Agreement, the surviving public entity in such merger is referred to as the “Merger Survivor”.

In consideration of the covenants and conditions herein contained, and for good and valuable consideration, the parties hereto agree as follows:

1.

Appointment and Employment.  Employee hereby agrees to provide to VirTra, Employee’s services as Chief Executive Officer.  In connection with and upon consummation of the Merger, Employee shall be appointed as the Merger Survivor’s Chief Executive Officer and this Agreement shall be assigned to and assumed by the Merger Survivor.

2.

Term.  The term of this Agreement shall commence on July 1st, 2006 and shall continue for a period of two (2) years unless otherwise terminated as set forth herein (the “Term”).  Upon expiration of the initial term, this Agreement shall automatically renew for successive one year periods unless sooner terminated by either party.

3.

Compensation.  In full consideration for the undertakings of and the services to be rendered by Employee to VirTra, VirTra agrees to pay Employee, and Employee agrees to accept, the following:

(a) Stock:  Employee is entitled to 1,000,000 shares of Company stock at a strike price of $.035 in consideration of past performance and as a signing bonus.

(b) Salary:  $150,000 per year, payable in company stock or cash and provided in equal installments twice a month on the regular paydays of VirTra.  If paid in stock, the stock price will be computed as the average daily close stock price over the days of the pay period.

(c) Board of Directors:  Employee will be added to the Board of Directors of Company within 30 days from the first day of employment with Company.  Employee will receive compensation of $10,000 per quarter while a member of the Board of Directors, to be paid in stock, cash, or stock options.

(d) Bonus Program:  Employee to receive the following bonus programs.

(i) Profitability: If the Company reports a profitable year of at least $100,000 in net profit, Employee would receive 7.5% of net profit in the form of cash or stock.

(ii) Stock Options: VirTra’ Board of Directors will grant to Employee stock options to purchase up to 2,000,000 shares of stock at a strike price of $.035 per share with the following trigger points:  500,000 shares if the stock price averages $.10 or higher for one quarter, 500,000 shares if the stock price averages $.25 of higher for one quarter, 500,000 shares if the stock price averages $.50 or higher for one quarter, and 500,000 shares if the stock price averages $1 of higher for one quarter.

4.

Benefits.  Employee will be entitled to all rights and benefits for which Employee is otherwise eligible under any health insurance plans, vacation policies, sick leave policies, profit sharing plans that VirTra provides or during the Term of this Agreement may provide to its employees or officers in comparable positions.  During the Term, Employee shall receive three weeks accrued vacation per year and all of the benefits provided for in this Section 4 shall commence as of Employee’s commencement of employment.

5.

Reimbursement of Business Expenses.  VirTra will, upon submission of appropriate documentation, within 15 days reimburse employee for reasonable expenses (including travel, entertainment, business meetings, telephone and similar items) incurred by Employee during the term of this Agreement.

6.

Termination of Employment and Severance Benefits.

(a)

Termination of Employment.  Employee’s employment and this  Agreement may be terminated upon the occurrence of any of the following events:

(i)

VirTra’s determination in good faith that it is terminating Employee for Cause (as defined in Section 7(a) below) (“Termination for Cause”);

(ii)

VirTra’s determination that it is terminating Employee without Cause, which determination may be made by VirTra at any time at VirTra’s sole discretion, for any or no reason (“Termination Without Cause”);

(iii)

 The effective date of a written notice sent to VirTra from Employee stating that Employee is electing to terminate his or her employment with VirTra (“Voluntary Termination”);

(iv)

A change in Employee’s status such that a Constructive Termination (as defined in Section 7(b) below) has occurred; or

(v)

As a result of Employee’s death or Disability (as defined in Section 7(c) below).

(b)

Severance Benefits.  Employee will be entitled to receive severance benefits upon termination of employment only as set forth in this Section 6(b):

(i)

Voluntary Termination.  If Employee’s employment terminates by Voluntary Termination, then Employee will not be entitled to receive payment of any severance benefits.  Employee will receive payment(s) for all salary as of the date of Employee’s termination of employment and Employee’s benefits will be continued under VirTra’ then existing benefit plans and policies in accordance with such plans and policies in effect on the date of termination and in accordance with applicable law.

(ii)

Involuntary Termination during Original Term.  Subject to Sections 7 and 8 below, if Employee’s employment is terminated under Section 6(a)(ii) or 6(a)(iv) above (such termination, an “Involuntary Termination”), Employee will be entitled to receive payment of severance benefits only as set forth in this Section 6(b)(ii).

(A)

Salary Continuance.  If Employee experiences an Involuntary Termination, Employee will be entitled to receive an amount equal to his or her regular monthly salary (subject to any applicable tax withholding) as of the time of termination for two (2) months following such termination.

(B)

Pro-Rated Quarterly Bonus.  Employee will also be entitled to receive payment within 30 days of the date of termination of the pro-rated portion of any target quarterly bonus accrued to Employee through such date of termination, as determined by the Board of Directors based on the specific corporate or individual performance targets for such quarter or year to date activity.

(C)

Other Benefits.  Health insurance benefits with the same coverage provided to Employee prior to the termination (e.g. medical, dental, optical, mental health) and in all other respects significantly comparable to those in place immediately prior to the termination will be provided at VirTra’ cost over the Applicable Severance Period.

(iii)

Termination for Cause.  If Employee’s employment is terminated for Cause, then Employee will not be entitled to receive payment of any severance benefits.  Employee will receive payment(s) for all salary and unpaid vacation accrued as of the date of Employee’s termination of employment and Employee’s benefits will be continued under VirTra’ then existing benefit plans and policies in accordance with such plans and policies in effect on the date of termination and in accordance with applicable law.

(iv)

Termination by Reason of Death or Disability.  In the event that Employee’s employment with VirTra terminates as a result of Employee’s death or Disability (as defined in Section 6(c) below), Employee or Employee’s estate or representative will receive all salary and unpaid vacation accrued as of the date of Employee’s death or Disability and any other benefits payable under VirTra’ then existing benefit plans and policies in accordance with such plans and policies in effect on the date of death or Disability and in accordance with applicable law.  In addition, Employee’s estate or representative will receive the pro-rated portion of any target quarterly bonus accrued to Employee through such date of termination, as determined by the Board of Directors based on the specific corporate or individual performance targets for such quarter.

1.

Definitions.  For purposes of this Agreement, the following definitions will apply:

(a)

“Cause” for Employee’s termination will exist if VirTra terminates Employee’s employment for any of the following reasons:  (i) Employee’s willful failure substantially to perform his or her duties hereunder (other than any such failure due to Employee’s physical or mental illness), and such willful failure is not remedied within 30 business days after written notice from the Chairman of the Board or Director, which written notice shall state that failure to remedy such conduct may result in Termination for Cause, (ii) Employee’s engaging in willful and serious misconduct that has caused material adverse injury to VirTra, or (iii) Employee’s conviction of or entering a plea of guilty or nolo contender to a crime that constitutes a felony.

(b)

“Constructive Termination” will be deemed to occur if Employee voluntarily resigns within 90 days following (i)  a material reduction in Employee’s job responsibilities, (ii) VirTra requires Employee to relocate to a facility or location more than 30 miles from original location for Employee, (iii) a reduction in Employee’s then-current base salary, or (iv) if the Merger is not consummated and Employee is not appointed as Chief Executive Officer of the Merger Survivor within six months of the date of this Agreement.

(c)

“Disability” will mean that Employee has been unable to perform his or her duties hereunder as the result of his or her incapacity due to physical or mental illness, and after its commencement such inability, which continues for at least 120 consecutive calendar days or 150 calendar days during any consecutive twelve-month period, is determined to be total and permanent by a physician selected by VirTra and its insurers and acceptable to Employee or to Employee’s legal representative (with such agreement on acceptability not to be unreasonably withheld).

2.

Change of Control.

(a)

If a Change of Control (as defined below) occurs and, within two years of the date of such Change of Control, Employee’s employment is terminated, or Employee resigns for good reason (as defined below), then (A) VirTra shall continue to pay Employee’s annual base salary as set forth in Section 3(a) for a period of 2 months, and (B) all of Employee’s stock options will vest to the extent any options are then unvested.  If Employee dies during the 12-month period during which payments are to be made under this Section 8, VirTra agrees that it shall pay any payments remaining unpaid under this Section 8 as a death benefit to Employee’s estate in the same manner as Employee would have been paid.    Such payments will be made in one lump sum payment within two weeks of the date of termination of Employee’s employment, subject to the applicable rules and regulations of Section 409A of the Internal Revenue Code and any regulations promulgated thereunder.

(b)

In the event this Agreement is terminated by Employee after a Change of Control for other than good reason, then, at the time the termination is effective, all benefits and payments provided for hereunder shall terminate, and, without limiting the foregoing, Employee shall not be entitled to any severance or other payments other than for salary and other compensation earned by Employee through the effective date of such termination.

(c)

A “Change of Control” shall be deemed to occur if (i) any person, corporation, partnership, trust, association, enterprise (each a “Person”) or group of Persons acting in concert as a partnership or other group (a “Group of Persons”), shall become the beneficial owner, whether as a result of a tender or exchange offer, open market purchase, privately negotiated purchases or otherwise, directly or indirectly, of outstanding capital stock of VirTra possessing at least 50% of the voting power (for the election of directors) of the outstanding capital stock of VirTra, or (ii) there shall be a sale of all or substantially of VirTra’ assets or VirTra shall merge or consolidate with another corporation and the stockholders of VirTra immediately prior to such transaction do not own, immediately after such transaction, stock of the purchasing or surviving corporation in the transaction (or of the parent corporation of the purchasing or surviving corporation) possessing more than 50% of the voting power (for the election of directors) of the outstanding capital stock of that corporation, which ownership shall be measured without regard to any stock ownership of the purchasing, surviving or parent corporation by the stockholders of VirTra before the transaction or (iii) a majority of the Board of Directors of VirTra shall be replaced, over a two-year period, and such replacement shall not have been approved by a vote of at least a majority of the Board of Directors then still in office who were either members of such Board of Directors at the beginning of such period or whose election as a member of such Board of Directors was previously so approved.  Employee’s resignation would be with “good reason” if after a Change of Control any event described in Section 7(b) as Constructive Termination occurs.

3.

Notices.  Any notice required or permitted to be given under this Agreement shall be sufficient if in writing, and if sent by regular, first-class mail or by certified or registered mail or facsimile as follows:

To Employee:

Perry Dalby

To VirTra:

VirTra Systems, Inc.

2500 City West Blvd., Suite 300

Houston, Texas 77042

Attn:  David Rogers, CFO

Facsimile: __________________

or other such address as either party shall specify in a notice to the other.  Employee shall promptly notify VirTra in writing of any change of Employee’s address.  Notice shall be deemed given on the earlier of the date of actual receipt by the party to whom it is addressed or the date it is placed, postage prepaid, in a depository for U.S. mail or delivered to toll prepaid to a telegraph office.

4.

Noncompetition.  Employee agrees, acknowledges, and confesses that subsequent employment in the same or similar position or capacity by one of Employer‘s competitors would likely result in the inevitable disclosure of Employer‘s Confidential Business Information and Proprietary Subject Matter, resulting in immediate and irreparable harm for which Employer has no adequate remedy at law.  Employee further acknowledges that Employer‘s Confidential Business Information and Proprietary Subject Matter could and likely would actually be used by Employee to his or her subsequent employer’s competitive advantage and to Employer‘s competitive disadvantage.  Upon Employee’s voluntary resignation or Employer’s termination of Employee’s employment with Employer for cause, for whatever reason and whether voluntary or involuntary, Employee shall not, for a period of two years after the date of such termination, directly or indirectly, enter into or engage in competition with Employer in the 360-degree virtual reality situational awareness and judgmental use-of-force training/simulation business within the existing market area of Employer, which is expressly agreed upon by Employer and Employee to be worldwide. Any period of time during which Employee is in violation of this agreement, if any, shall not be counted in calculating the two-year period provided for in this Agreement.  Employee and Employer recognize and acknowledge that the situational awareness and judgmental use-of-force training/simulation business in which Employer is engaged has a limited market, and that Employer’s products are marketed internationally to relatively few customers, and therefore Employee and Employer understand and recognize the need of Employer to protect the proprietary nature of its Confidential Business Information and Proprietary Subject Matter on an international scale.  This non-competition agreement shall apply to Employee, whether as an individual, partner, joint venturer, consultant, employee, or agent for any person, firm, or corporation, or as an officer, director, or shareholder of any corporation.

11.

Successor of VirTra to Assume.  VirTra will require any successor, including Merger Survivor, (whether direct or indirect by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or the assets of VirTra, by agreement in form and substance satisfactory to Employee, to expressly assume and agree to perform this Agreement in the same manner and to the same extent that VirTra would be required to perform this Agreement if no such succession had taken place.  As used in this Section, “VirTra” shall mean VirTra as hereinbefore defined and any successor to its business and/or assets which executes and delivers this Agreement as provided for in this Section, or which otherwise becomes bound by all of the terms and provisions of this Agreement by operation of law.

12.

Law Governing.  This Agreement shall be deemed to be entered into and performed in Texas, and shall, in all respects, be interpreted in accordance with and governed by the laws of Texas and the parties agree that they will be subject to the jurisdiction of the courts of Harris County, Texas.

13.

Waiver.  The failure of either party to insist, in any one or more instances, upon performance of the terms or conditions of this Agreement shall not be construed as a waiver or a relinquishment of any right granted hereunder or of the future performance of any such term, covenant or condition.

14.

Severability.  In the event that any provision shall be held to be invalid or unenforceable for any reason whatsoever, it is agreed such invalidity or unenforceability shall not affect any other provision of this Agreement and the remaining covenants, restrictions and provisions hereof shall remain in full force and effect and any court of competent jurisdiction may so modify the objectionable provision as to make it valid, reasonable and enforceable.

14.

Entire Agreement.  This instrument constitutes the entire agreement between VirTra and the Employee relating to the Employee’s employment by VirTra and supersedes any prior agreements, promises and understandings.

15.

Amendment.  This Agreement may only be amended by an agreement in writing signed by the VirTra and the Employee.

16.

Attorneys’ Fees.  If any legal action or proceeding is brought to enforce the terms of this Agreement, the prevailing party shall be entitled to reasonable attorneys’ fees in addition to any other relief to which that party may be entitled.

IN WITNESS WHEREOF, the parties have executed this Employment Agreement as of the date first above written.

VirTra Systems, Inc.

By:

_____________________________

Bob Ferris

CEO/President

EMPLOYEE:

___________________________________

Mr. Perry Dalby

2